Exhibit 21.1

Subsidiaries of the Registrant

Listed below are subsidiaries of Applied UV, Inc. as of May 13, 2020.

Subsidiary Name	State/Jurisdiction of Incorporation or Formation

Sterilumen, Inc.	New York
Munn Works, LLC	New York